Exhibit (12)

June 5, 2020

EQ Advisers Trust

EQ Premier VIP Trust

1290 Avenue of the Americas

New York, New York 10104

Re:	Reorganizations to Combine Series of Delaware Statutory Trusts

Ladies and Gentlemen:

EQ Advisers Trust, a Delaware statutory trust (“EQAT”), on behalf of each of its segregated portfolios of assets (“series”) listed on Schedule A attached hereto (“Schedule A”),1 and EQ Premier VIP Trust (formerly known as AXA Premier VIP Trust), a Delaware statutory trust (“VIP”), on behalf of each of its series listed on Schedule A, have requested our opinion as to certain federal income tax consequences of each Acquiring Portfolio’s proposed acquisition of the Target listed on Schedule A opposite its name (each, a “corresponding Target”) pursuant to an Agreement and Plan of Reorganization and Termination adopted by the Board of Trustees of each of EQAT and VIP (each, a “Board” and, together, the “Boards”) at meetings thereof held on December 4-5, 2019 (“Plan”). The Plan contemplates (1) each Acquiring Portfolio’s acquisition of all its corresponding Target’s Assets2 in exchange solely for the issuance to that Target of voting shares of beneficial interest (“shares”) in that Acquiring Portfolio and that Acquiring Portfolio’s assumption of all that Target’s Liabilities, followed by (2) that Target’s distribution of those shares pro rata to its Shareholders in complete liquidation thereof (for federal tax purposes), and (3) Target’s termination as a series of the Trust and dissolution under Delaware law, all on the terms and conditions set forth in the Plan (all the foregoing transactions involving each Acquiring Portfolio and its corresponding Target being referred to herein collectively as a “Reorganization”).

In rendering this opinion, we have examined (1) the Plan, (2) the Combined Proxy Statement and Prospectus dated April 7, 2020 (“Proxy/Prospectus”), regarding the

[1]

Each series listed under the heading “Targets” on Schedule A is referred to herein as a “Target,” each series listed under the heading “Acquiring Portfolios” thereon is referred to herein as an “Acquiring Portfolio,” and each Target and Acquiring Portfolio is sometimes referred to herein as a “Portfolio.”

[2]	Each capitalized term that is not defined herein has the meaning ascribed thereto in the Plan.

K&L GATES LLP

STATE STREET FINANCIAL CENTER    ONE LINCOLN STREET    BOSTON    MA 02111

T +1 617 261 3100    F +1 617 261 3175    klgates.com

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Reorganizations that was furnished in connection with the solicitation of voting instructions by the Boards, on behalf of the Targets, for use at a special meeting of the shareholders of the Targets that was held on May 22, 2020, (3) the letter dated April 7, 2020 (which accompanied the Proxy/Prospectus) to owners of variable life insurance policies and/or variable annuity contracts or certificates who participate in a Target through the investment divisions of a separate account or accounts established by AXA Equitable or another insurance company (each, an “Insurance Company”) regarding instructing the relevant Insurance Company how to vote the Target Shares related to those owners’ interests in those accounts as of the close of business on February 28, 2020, and (4) the Notice of Joint Special Meeting of Shareholders, dated April 7, 2020, and Contract Holder Voting Instructions dated April 7, 2020, which also accompanied the Proxy/Prospectus, and (5) other documents we have deemed necessary or appropriate for the purposes hereof (collectively, “Documents”). We have assumed, for those purposes, the accuracy and completeness of the information contained in all the Documents. As to various matters of fact material to this opinion, we have relied, exclusively and without verification (with your permission), on the representations and warranties made in the Agreement (as contemplated in paragraph 6.4 thereof) (each, a “Representation”) and on the Certificates delivered at the Closing pursuant to paragraph 3.5(a) thereof (which certify that each Investment Company’s respective Representations are true and correct at the Effective Time (as defined in the Plan) with respect to the applicable Reorganizations). We have assumed that any Representation made “to the knowledge and belief” (or similar qualification) of any person or party is, and as of the Effective Time with respect to each Reorganization, will be, correct without that qualification. We have also assumed that as to all matters for which a person or entity has represented that the person or entity is not a party to, does not have, or is not aware of any plan, intention, understanding, or agreement, there is and was no such plan, intention, understanding, or agreement. Finally, we have assumed that the Documents and the Representations present all the material and relevant facts relating to the Reorganizations.

OPINION

With respect to each Reorganization and the Portfolios participating therein and the Shareholders thereof, it is our opinion that, based solely on the facts set forth in the Documents and the assumptions described above and conditioned on (1) all the Representations’ being true and complete at the Effective Time with respect to such Reorganization and (2) the Reorganization’s being consummated in accordance with the Plan (without the waiver or modification of any terms or conditions thereof and without taking into account any amendment thereof that we have not approved), for federal income tax purposes:

(1)    Target’s transfer of the Assets to Acquiring Portfolio in exchange solely for Acquiring Portfolio Shares and Acquiring Portfolio’s assumption of the Liabilities, followed by Target’s distribution of those shares pro rata to the Shareholders actually or constructively in exchange for their Target Shares and in

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complete liquidation of Target, will qualify as a “reorganization” (as defined in section 368(a)(1)(D)3), and each Portfolio will be “a party to a reorganization” (within the meaning of section 368(b));

(2)    Target will recognize no gain or loss on the transfer of the Assets to Acquiring Portfolio in exchange solely for Acquiring Portfolio Shares and Acquiring Portfolio’s assumption of the Liabilities or on the subsequent distribution of those shares to the Shareholders in exchange for their Target Shares;

(3)    Acquiring Portfolio will recognize no gain or loss on its receipt of the Assets in exchange solely for Acquiring Portfolio Shares and its assumption of the Liabilities;

(4)    Acquiring Portfolio’s basis in each Asset will be the same as Target’s basis therein immediately before the Reorganization, and Acquiring Portfolio’s holding period for each Asset will include Target’s holding period therefor (except where Acquiring Portfolio’s investment activities have the effect of reducing or eliminating an Asset’s holding period);

(5)    A Shareholder will recognize no gain or loss on the exchange of all its Target Shares solely for Acquiring Portfolio Shares pursuant to the Reorganization; and

(6)    A Shareholder’s aggregate basis in the Acquiring Portfolio Shares it receives in the Reorganization will be the same as the aggregate basis in its Target Shares it actually or constructively surrenders in exchange for those Acquiring Portfolio Shares, and its holding period for those Acquiring Portfolio Shares will include, in each instance, its holding period for those Target Shares, provided the Shareholder holds those Target Shares as capital assets at the Effective Time.

Notwithstanding anything herein to the contrary, we express no opinion as to the effect of either Reorganization on either Portfolio participating therein or any Shareholder with respect to any Asset as to which any unrealized gain or loss is required to be recognized for federal income tax purposes at the end of a taxable year (or on the termination or transfer thereof) under a mark-to-market system of accounting.

Our opinion is based on, and is conditioned on the continued applicability of, the provisions of the Code and the Regulations, judicial decisions, and rulings and other

[3]	All section references are to the Internal Revenue Code of 1986, as amended (the “Code”).

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pronouncements of the IRS in existence on the date hereof. All the foregoing authorities are subject to change or modification that can be applied retroactively and thus also could affect the conclusions expressed herein; we assume no responsibility to update our opinion after the date hereof with respect to any such change or modification. Our opinion represents our best judgment regarding how a court would decide the issues addressed herein and is not binding on the IRS or any court. Moreover, our opinion does not provide any assurance that a position taken in reliance thereon will not be challenged by the IRS, and although we believe that our opinion would be sustained by a court if challenged, there can be no assurances to that effect.

Our opinion addresses only the specific federal income tax consequences of the Reorganizations set forth above and does not address any other federal, or any state, local, or foreign, tax consequences of the Reorganizations or any other action (including any taken in connection therewith). Our opinion also applies only to the extent each Portfolio is solvent, and we express no opinion about the tax treatment or consequences of a Reorganization if either Portfolio participating therein is insolvent. Finally, our opinion is solely for the addressee’s information and use and may not be relied on for any purpose by any other person without our express written consent.

Very truly yours,

/s/ K&L Gates LLP
K&L GATES LLP

SCHEDULE A

TARGETS (Series of EQAT)	ACQUIRING PORTFOLIOS (All Series of EQAT)
Multimanager Mid Cap Growth Portfolio	EQ/Janus Enterprise Portfolio

Multimanager Mid Cap Value Portfolio	EQ/American Century Mid Cap Value Portfolio

EQ/MFS Technology II Portfolio	EQ/MFS Technology Portfolio

EQ/UBS Growth and Income Portfolio	EQ/Capital Group Research Portfolio (formerly known as EQ/Capital Guardian Research Portfolio)

EQ/Franklin Templeton Allocation Managed Volatility Portfolio	EQ/Aggressive Growth Strategy Portfolio

(Series of VIP)
CharterSM Small Cap Growth Portfolio	EQ/Morgan Stanley Small Cap Growth Portfolio

CharterSM Small Cap Value Portfolio	1290 VT Small Cap Value Portfolio